Exhibit 99.1

News Release

For Immediate Release:

November 29, 2007

International Barrier Technology Announces Completion of New Manufacturing Line

Watkins, MN; Vancouver, BC November 29, 2007 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire-resistant building materials is pleased to report the final testing phase of the automated manufacturing line is now complete.  For the past month, over 82% of our standard size panel production was manufactured on the new line with an impeccable quality rate of 99.5%.  Continuous production output at the designed rate of production per hour has been consistently achieved.  The new line can provide a potential annual output equivalent to double the total 2007 sales.  This capacity is attainable with running only one shift.  Having available production capacity is the engine that allows real growth to occur.

As the final implementation phase of the new manufacturing line was in progress, upgrades were made to the existing line to improve consistency, throughput, and quality. The existing line is being dedicated to niche market development and to running odd shaped or boards too warped (plywood) to run through the precision driven new line. Product designated for the Structurally Insulative Panels (SIPs) market, for instance, which requires the ability to produce “jumbo” panels  (up to 8’ X 24’ in dimension) with a very uniform surface appearance, will be run on the “old” line. The improvements made on the “old” line have already demonstrated the ability to produce to the standards required for the SIPs market. Other “specialty” products will be run on this line as new niche markets are developed.

“The new production line is proving that our vision for high speed production is viable,” reports Dr. Michael Huddy, Barrier CEO. “Having the efficiencies from the new high speed line coupled with the ability to develop and produce more specialty products on the more versatile existing line creates flexibility at Barrier that we have never had before. We are excited and encouraged by how these major steps forward in production will enable our sales and marketing program to sell more products in a greater landscape of market applications.”

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire-resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard® customers include many of the top multifamily homebuilders, and commercial modular building manufacturers in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology

(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:

www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com